FORM OF PROXY

American Century Manager Funds

         THIS PROXY IS SOLICITED BY THE BOARD OF TRUSTEES OF American Century Capital Manager Fund, a portfolio of American Century Manager Funds for use at a meeting of shareholders to be held at American Century Tower I, Kansas City, Missouri on July 30, 1997.

         I hereby appoint -------------- and ----------, and each of them, with full power of substitution as my proxy to vote at the meeting and at all adjournments or postponements thereof, all shares of beneficial interest, evidencing interests in the American Century Capital Manager Fund, which I held of record on May 17, 1997, the record date for the meeting, upon the following matters and upon any other matter which may come before the meeting, in their discretion:

     1. Proposal to approve an Agreement and Plan of Reorganization and the transactions contemplated thereby, including: (a) the transfer of substantially all of the assets and liabilities of the Capital Manager Fund to the American Century Strategic Allocation: Conservative Fund, a portfolio of the American Century Strategic Asset Allocations, Inc. ("Strategic Allocation: Conservative Fund"); the distribution of the Strategic Allocation: Conservative Fund shares to the shareholders of the Capital Manager Fund according to their respective interests; and the termination under state law and the Investment Company Act of 1940, as amended, of American Century Manager Funds.

                           FOR       AGAINST    ABSTAIN
                           /  /      /  /       /  /

     2. In their discretion, the parties are authorized to vote upon such other business as may properly come before the meeting.

                           FOR       AGAINST    ABSTAIN
                           /  /      /  /       /  /

         Every properly signed proxy will be voted in the manner specified hereon and, in the absence of specification, will be treated as GRANTING authority to vote FOR Proposals 1 and 2.

         PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

         Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney or as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated:  -------------------------------------------
X-------------------------------------------
Signature
X-------------------------------------------
Signature, if held jointly

Please execute and return promptly in the enclosed envelope each accompanying proxy card which is being solicited by your Board of Trustees. Please return your proxy card even if you are planning to attend the meeting. This is important to ensure a quorum at the meeting. Proxies may be revoked at any time before they are exercised by submitting to a written notice of revocation or a subsequently executed proxy or by attending the meeting and voting in person.